Exhibit 4.20

EXECUTION COPY

AMENDMENT TO MANAGEMENT AGREEMENT

AMENDMENT NO. 7 made effective the 1st day of March 2010 to the Management Agreement dated the 3rd day of April 2007, as amended (the “Management Agreement”); by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos Street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain commercial and technical management services for the operation of its fleet;

B.	Pursuant to the Management Agreement, CLP engaged CSM to provide such commercial and technical management services to CLP on the terms set out therein;

C.
On 1st day March 2010, 2010 CLP acquired Epicurus Shipping Company (“Epicurus”) the vessel owning company of the product tanker “El Pipila” ex name Atrotos (the “Vessel”) currently registered in the port of Salina Cruz, Oaxaca, Mexico in the name of  Arrendadora Ocean Mexicana S.A. De C.V. of the Republic of Mexico (“Arrendadora”) as lessee pursuant to a financial lease agreement (the “Financial Lease Agreement”) between Arrendadora as lessee and Epicurus as lessor ;

D.
Arrendadora, as lessee, has entered into a bareboat charter (the “Bareboat Charter”) with Pemex Refinación (“Pemex”) a public organization, decentralized from the federal government of Mexico, as bareboat/demise charterer in respect of the Vessel.

E.
Arrendadora has also entered into a management agreement with CSM, pursuant to which CSM performs a number of technical management services for the normal operation of the Vessel, excluding services related to the following: (i) fuel/bunkers and lubricating oil, (ii) victual/stores to the Vessel,  (iii) crew (except that personnel required for the maintenance on board and on shore is to be provided by CSM), (iv) port fees, (v) catering, (vi) all Mexican taxes/duties and (vii) all type of insurances and bonds in relation to the Vessel (the “Arrendadora Management Agreement”). The technical and management services to be provided by CSM to Arrendadora are described exclusively and exhaustively in more detail in Schedule 2 of the Arrendadora Management Agreement.

F.
In accordance with the terms of the Arrendadora Management Agreement, Arrendadora pays a fixed daily amount of USD$3,075.00 (Three thousand seventy five 00/100 US Dollars) for the duration of the Financial Lease Agreement (the “Arrendadora Management Fee”). Following the formation of an Administrative Trust Agreement amongst, inter alia, Epicurus, CSM and Arrendadora such Arrendadora Management Fee is paid by Arrendadora to CSM through payment made to Epicurus.

G.	CLP has agreed to pay the Arrendadora Management Fee to CSM through Epicurus.

H.
In addition to the services set out in the Arrendadora Management Agreement, CLP has agreed to pay a fixed daily fee of USD$500 to CSM for the provision of certain additional services not provided under the Arrendadora Management Agreement (the “CLP Bareboat Fee”);

I.	CLP has requested that CSM agree to amend certain provisions of the Management Agreement, as set forth herein; and

J.	CSM is willing to agree to such amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Management Agreement.

Section 2.  Amendments.

(a) Definition of “Vessels” shall include also the Vessel (as defined hereinabove) and any relevant reference in the Management Agreement to Vessel, Vessel or ownership of a Vessel by CLP shall be logically amended to reflect the legal structure under which the Vessel is or will be in the beneficial ownership of CLP.

(b) Schedule “B” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE B

FEES

In consideration for the provision of the Services listed in Schedule A by CSM to CLP, CLP shall pay CSM a fixed daily fee per time-chartered Vessel, payable on the last day of each month, and will also pay a fixed daily fee of US$250 per bareboat-chartered Vessel, except that in the case of the m.t. “El Pipila” (ex Atrotos) CLP shall pay a fixed daily fee of USD$3,575, comprising of the Arrendadora Management Fee of US$3,075 and the CLP Bareboat Fee of USD$500, as set forth in the table below.  Notwithstanding anything in this Agreement to the contrary, this Schedule will be amended from time to time to reflect the applicable fee for each Additional Vessel, which fee shall be negotiated on a vessel-by-vessel basis.

Vessel Name	Daily Fee in US$

Atlantas	250
Aktoras	250
Agisilaos	5,500
Arionas	5,500
Axios	5,500
Aiolos	250
Avax	5,500
Akeraios	5,500
Anemos I	5,500
Apostolos	5,500
Alexandros II	250
Aristotelis II	250
Aris II	250
Attikos	5,500
Amore Mio II	8,500
Aristofanis	5,500
Agamemnon II	6,500
Ayrton II	6,500
El Pipila (ex Atrotos)	3,575 (3,075 + 500)

(c)  Schedule “E” of the Management Agreement is hereby amended to read in its entirety as follows:

SCHEDULE E

DATE OF TERMINATION

Vessel Name	Expected Termination Date

Atlantas	January-April 2011
Aktoras	April-July 2011
Agisilaos	May-August 2011
Arionas	August-November 2011
Axios	December 2011-March 2012
Aiolos	November 2011-February 2012
Avax	December 2011-March 2012
Akeraios	May-August 2012
Anemos I	July-October 2012
Apostolos	July-October 2012
Alexandros II	December 2012-March 2013
Aristotelis II	March-June 2013
Aris II	May-August 2013
Attikos	September-November 2012
Amore Mio II	March - April 2013
Aristofanis	March - April 2013
Agamemnon II	October 2013
Ayrton II	March 2014
El Pipila (ex Atrotos)	March 2014

Section 3.  Effectiveness of Amendment.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”).

Section 4.  Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the Management Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Management Agreement in similar or different circumstances.  This Amendment shall apply and be effective with respect to the matters expressly referred to herein.  After the Amendment Effective Date, any reference to the Management Agreement shall mean the Management Agreement with such amendments effected hereby.

Section 5.  Counterparts.  This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:	/s/ Ioannis E. Lazaridis
Name: Ioannis E. Lazaridis
Title: Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:	/s/ Nikolaos Syntichakis
Name: Nikolaos Syntichakis
Title: Attorney-in-Fact